Exhibit 99.1

Contact: Tyra Tutor Senior Vice President, Corporate Development (904) 360-2500 tyra.tutor@mpsgroup.com

NEWS RELEASE	For Immediate Release

Jon Kerner Named Chief Information Officer of MPS Group

Beeline Growth Prompts Management Team Expansion

Jacksonville, FL (January 7, 2008) – MPS Group, Inc. (NYSE:MPS), a leading provider of specialty staffing, consulting and business solutions, today announced that Senior Vice President Richard White will focus full-time as president of Beeline and Jon Kerner has joined MPS Group as chief information officer (CIO).

“Richard has shown outstanding leadership in his dual role as CIO of MPS Group and president of Beeline over the last five years,” said Timothy Payne, president and chief executive officer of MPS Group. “Beeline now has over 200 employees, 150 clients, oversight of over $2 billion in annual contingent labor spend, and a strong array of recruitment, development and retention solutions. Richard’s complete focus on Beeline will help us accelerate growth and expand into new markets.”

Jon Kerner takes over as chief information officer for MPS Group. He comes to MPS from EarthLink, a leading Internet service provider, where, as CIO, he was responsible for leading Earthlink’s internal and customer-facing technology platforms. Prior to EarthLink, Mr. Kerner was a partner with Scott, Madden & Associates and a consultant with PricewaterhouseCoopers. He received a bachelor’s degree of industrial engineering from The Georgia Institute of Technology and a master of business administration and a master of science in computer information systems from Georgia State University.

“Jon is a key addition to our executive team,” added Robert Crouch, chief financial officer of MPS Group. “His experience and insight will add a new dimension to our technology strategies, and we expect him to play a critical role in aligning our IT needs with our global growth initiatives.”

About MPS Group

MPS Group is a leading provider of staffing, consulting, and solutions in the disciplines of information technology, finance and accounting, law, engineering, marketing and creative, property, and healthcare. MPS Group delivers its services to businesses and government entities in the United States, Europe, Canada, Australia, and Asia. A Fortune 1000 company with headquarters in Jacksonville, Florida, MPS Group trades on the New York Stock Exchange. For more information about MPS Group, please visit www.mpsgroup.com.

This press release contains forward-looking statements that are subject to certain risks, uncertainties or assumptions and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are urged to review and consider the matters discussed in “Item 1A. Risk Factors” of our Form 10-K for 2006 and discussion of risks or uncertainties in subsequent filings with the Securities and Exchange Commission.

Forward-looking statements are based on beliefs and assumptions of the Company’s management and on information then currently available to management and are not guarantees of performance. Undue reliance should not be placed on such forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

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